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Q1 2003
NYSE: SGK

Schawk


Global Imaging Resource Network
Schawk is one of the GLOBAL LEADERS in the delivery of innovative, real-world, brand-building imaging solutions to the packaging and advertising markets, generating industry leading return on investment to its clients.

Recognized throughout the industry for setting the HIGHEST STANDARDS in three key core competencies -- 1) brand consulting and design, 2) graphic services and prepress, and 3) enterprise products -- the Company has built a powerhouse of brand imaging management solutions that helps their clients achieve strategic business goals.

Schawk DELIVERS on its core competencies by bringing an extraordinarily deep knowledge base, specialized expertise, proven best practices and advanced technology.

Schawk believes it is the LEADING SINGLE-SOURCE SOLUTION for global consumer products companies and advertising agencies and the brands they manage. Because the Company's capabilities span from one end of the workflow to another, Schawk is the best choice to help global organizations transcend boundaries to build brands.


Investment Opportunity

- Internal growth coupled with acquisition growth due to the highly fragmented $15 billion global market in which Schawk participates.
- Increasing global coverage and dominant industry share in the areas of Packaging, Ad Agency and Promotion. Currently, the Company has the only high-end prepress presence in Asia.
- Infrastructure that meets both global and regional client needs. Operations in United States, Canada, Mexico, Singapore, Malaysia, China and Japan, with plans to expand into Europe.
- Focus on innovation and R&D, creating superior solutions and high ROI for clients, including software to make workflow more efficient, from producing higher quality images faster to tracking brand assets.
- Highest level of customer satisfaction. Standards and measurable benchmarks to ensure achievement of client goals. Client retention greater than 95 percent over last five years.
- Knowledge Management Software -- P.a.R.T.S.(TM) --provides competitive advantage and high ROI for its clients with project and asset management tools to reduce production time from conception to store shelf.
- Penetrating approximately 10% of U.S. graphic services for packaging market and 3% U.S. advertising and promotion market.

Market Data -- June 2, 2003
---------------------------
Recent Price                                $10.54
Debt/Capitalization                         30.8%
52-Week Range                               $8.99 -- 10.97
Dividend Per Share                          $0.13
Shares Outstanding                          21.4M


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
Trailing 12-month EPS               $0.68
Market Capitalization               225.6M
Trailing 12-month P/E               15.3
Institutional Ownership             2.92M
Book Value Per Share                $4.38
EBITDA/Share (TTM) @ 3.31.03        $1.79
Full Year 2002 Revenue              $186.2M


Branding Without Boundaries

Opportunities for global commerce grow larger everyday. Advances in communications and computer technology are changing the way people and businesses connect. Geography is no longer a barrier to exchanging information, goods and services.

Schawk provides global brand imaging solutions across the entire workflow -- from upstream services like brand consulting and design to downstream graphic services like digital art production, output of proofs and film and platemaking, and digital asset management. The Company is driven to become the dominant global provider of brand imaging solutions by being the preferred choice of the world's leading consumer product companies. This is being accomplished through the coordination of intellectual capital, advanced technology and best practices to drive high ROI solutions for its clients.

The only service provider of its kind to offer true global solutions, Schawk offers integrated solutions through its business units and alliances in North America, Asia, Latin America, Europe and Australia.

Schawk has mastered the ability to leverage information from all knowledge sources and the technology to communicate seamlessly and rapidly. The Company has taken the calculated steps to exceed the new metrics of today, and tomorrow's, business world. The Company is extremely well-positioned to maintain leadership in the industry by delivering global solutions, faster, to its clients.

By moving from individual to group competency thinking, Schawk has unified its individual practices and products, essentially transforming the Company from 30-plus individual units into three core competency groups ready to develop best practices and efficiencies for its clients, taking advantage of economies of scale.

In 2003, Schawk's vision is to

- Provide the highest quality of client services through guardianship and partnership
- Relentlessly pursue and develop innovative resources, solutions and technology
-    Help its clients drive the most value through their brands
-    Elevate the standards of the industry as a whole


Key Drivers For Success
Schawk's products and services are essential to its clients' success. The Company's clients

-    Are 19 percent of the Fortune 500 and 27 percent of the Fortune 100
- Are typically food and beverage companies, which have more complex and demanding packaging graphics requirements


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-    Have a higher than average level of new, expanded or enhanced product introductions
-    Are very market dependent on graphic/images to sell their product or brand
- Have extremely high demands for brands and images, particularly for worldwide quality and consistency
-    Have a high sensitivity to shortening image creation and process times
- Are less sensitive to price than to the issues of return on investment of marketing dollars, quality and shorter process times
- Generally have left their prepress and graphic design requirements to others and not built that capacity in-house
-    Understand the high ROI potential from working with Schawk

Schawk is focused on new business development through an aggressive sales strategy, with goals to grow top-line revenue by 20 percent on average over the next five years through a combination of organic growth and acquisitions.

Industry Overview
Graphic services are the tasks involved in preparing images and text for reproduction to exact specifications for a variety of media, including packaging for consumer products, point-of-sale displays and other promotional materials. The worldwide market for graphic services to the advertising and consumer packaging products industry, Schawk's target market, is estimated to be as high as $15 billion.

As technology advances in the imaging industry, "speed to market" has become and continues to be a significant differentiator between Schawk and its competition. To build upon its leadership position, Schawk actively evaluates system and software products and independently develops software for its operations.


Growth Strategy
Over the last 50 years, Schawk has built a solid platform for growth through the development of existing account relationships, strategic acquisitions, global alliances and value-added services. Schawk employs state-of-the-art equipment and software in order to stay ahead of the technology curve. The Company has seen tremendous growth, from annual sales of $118 million in 1997 to $186 million in 2002.

Some areas in which the Company is leading the market include:

Graphic Services -- This profitable market with few players requires a higher skill level than other prepress competencies. Schawk is focusing on increasing its market dominance in this area by widening the gap with its competitors.

Brand Consulting and Design Services -- A natural extension of existing business, this area is profitable, has a large growth potential and does not require significant capital expenditures. Schawk is growing this business by delivering more value to its clients than Schawk's competitors within this market.

Enterprise Products

         Asset Management and Online Proofing -- A new growing technology and non-commodity service, Schawk has a tremendous opportunity to dominate this new emerging market.


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         3-D Software and Development -- A new growing technology and non-commodity service, this technology is expected to replace conventional processes. Schawk has a tremendous opportunity to dominate this new emerging market.


Acquisition Strategy
By avoiding markets with commodity or soon-to-be commodity conditions and capitalizing on its experience with Fortune 500 companies and its global presence, Schawk is responding to the needs of the market and of its clients. By selling "project engagements" with bundled solutions, the Company is in the beginning stages of an evolutionary process that will result in smaller percentage of revenue from products such as film and plates and a higher percentage of revenues from services.

All acquisitions must satisfy one of the Company's Core Market Goals, must have a history of profitability and must immediately enable the Company to be a more visible player in a sector. Once an acquisition target has been identified, synergies will be identified and set as post-closing goals and executed within 3 to 6 months after the close of the acquisition.


Brand Consulting And Design
Through Anthem Group, Schawk offers strategic brand consulting and concept design. The division offers consumer products companies and corporate clients global solutions, regional insight and local service, including:

-    Brand strategy
-    Research consultation
-    Brand and category audits
-    Process management
-    Name generation
-    Branding systems
-    Identity design
-    Package design and systems
-    Sales collateral
-    Point-of-sale merchandising
-    In-store environments
-    Photography
-    Illustration
-    Copywriting, translation
-    Proofreading
-    Art production
-    Full production implementation services

Supported by Schawk's technology resources, Anthem Group also leverages the knowledge and experience of the Company's graphic services providers. By using research as a foundation and design as a tool, this group creates branding solutions that build business and inspire loyalty in clients everywhere, including Cadbury Beverages, Calvin Klein, Campbell Soup Company, General Mills, Microsoft, Nestle, Ocean Spray, Guinness and Bayer.


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Recently Schawk...

- Operating income increased 26.3 percent to $21.8 million for the year ended 12/31/2002
- Net income was $13.5 million or $0.62 per share for the year ended 12/31/2002, a 68 percent increase over 2001
- First quarter 2003 net income increased significantly over previous two year's first quarters


Graphic Services
Through its Graphic Services, Schawk solves strategic business issues by transforming global brand workflows. Services include:

-    Consulting
-    Prepress
-    Photography
-    Large-format digital printing
-    Retouching

With over a half century of experience, no other provider serving the packaging and advertising markets comes close to the wealth of workflow and imaging intelligence and high ROI Schawk brings to its clients.

Graphic Services closes the gap between what's expected and what's delivered. Applied in conjunction with its prepress services as a total solution, Schawk delivers measurable results, unparalleled value and high ROI to its clients.

Each of these service offerings can provide clients outstanding new possibilities in the way their brands are presented to the world.


Premier and Established Customers
Schawk's customer base includes relationships going back over 40 years. With client retention of over 95 percent for the last five years, the Company's ten largest clients accounted for 34.5 percent of sales in 2002. Revenue from the top ten customers grew 10.7 percent in 2002.

Multinational consumer products companies need to access and distribute digital image content on a global basis. Through its technological capabilities and its global presence, Schawk excels in meeting its clients' needs to have a consistent image, regardless of where the package is printed.


Enterprise Products
Schawk's newly established Enterprise Products group is dedicated to creating and developing Web-based products and services for global companies. These products are custom-built to meet the unique needs of each client, offering clients the ultimate in functionality and management flexibility. These services and products are researched, created, developed, managed and delivered through two Schawk business units -- InterchangeDigital(TM), the creator of PaRTS(TM) (Production and Resource Tracking System) and Schawk 3D.

InterchangeDigital - Creates products and solutions like digital asset/media content management, online proofing and project management, asset storage/distribution and management eReporting to streamline global workflow. PaRTS(TM) is the leading, scalable,

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configurable Digital Asset Management solution available which supports the storage, retrieval and distribution of digital creative assets. Clients include Ben & Jerry's, ConAgra, Eveready Battery Company, Keebler and Mead Johnson Nutritionals. Enterprise-wide benefits include: increased productivity, maintenance of brand consistency, streamlines approval cycles, improved production workcycles, extended investment in digital assets, improved workteam collaboration, protection of valuable intellectual rights and cross-media publishing.

Schawk 3D - Creates high-impact 3D imaging solutions that provide a more effective and cost-efficient alternative in cases where photography and retouching are not viable options.


Over the next five years, Schawk's goals are...

-    Achieve top line growth of 20 percent on average
-    Acquire and integrate profitable companies each year
-    Achieve low to mid-teen operating margins
-    Achieve mid-teens percentage earnings per share growth annually


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Income Statement

                                  Schawk, Inc.
                      Consolidated Statements of Operations
                   Three Months Ended March 31, 2003 and 2002
                                   (unaudited)
                    (In Thousands, Except Per Share Amounts)


                                  Schawk, Inc.
                Comparative Consolidated Statements of Operations
                     Quarters Ended March 31, 2003 and 2002
                                 (in thousands)

                                                                                              $              %
                                                              2003             2002         Change        CHANGE
                                                              ----             ----                       ------
Net sales                                                      $48,705       $43,618      $  5,087         11.7%
Cost of sales                                                   27,679        26,016         1,663          6.4%
                                                               -------       -------      --------        -------
Gross profit                                                    21,026        17,602         3,424         19.5%
Gross margin percentage                                          43.2%         40.4%

Selling, general and administrative expenses                    13,555        12,504         1,051          8.4%
                                                               -------       -------      --------        -------
Operating income                                                 7,471         5,098         2,373         46.5%
Operating margin percentage                                      15.3%         11.7%

Other income (expense)
 Interest and dividend income                                        -             5           (5)          nm
 Interest expense                                                (528)         (747)           219        (29.3%)
                                                               -------       -------      --------        -------
                                                                 (528)         (742)           214        (28.8%)

Income before income taxes and minority interest                 6,943         4,356         2,587         59.4%

Income tax provision                                             2,742         1,670         1,072         64.2%
                                                               -------       -------      --------        -------
Effective income tax rate                                        39.5%         38.3%

Income before minority interest                                  4,201         2,686         1,515         56.4%
Minority interest in net loss of subsidiary                          -            38          (38)          nm
                                                               -------       -------      --------        -------
Net income                                                     $ 4,201       $ 2,724      $  1,477         54.2%
                                                               =======       =======      ========        =======


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Balance Sheet

                                  Schawk, Inc.
                   Consolidated Balance Sheets (In Thousands)

                                                                            March 31,
                                                                              2003                     Dec. 31,
                                                                           (unedited)                    2002
                                                                          ---------------------------------------
Assets
Current assets:
Cash and cash equivalents                                                  $    1,745                 $    2,051
Trade accounts receivable, less allowance for doubtful accounts of
$1,411 in 2003 and $1,269 in 2002                                              40,305                     37,946
Inventories                                                                     9,601                      8,540
Prepaid expenses and other                                                      3,162                      3,539
   Refundable income taxes                                                        167                        889
         Deferred income taxes                                                  1,716                      1,713
                                                                          ---------------------------------------
Total current assets                                                           56,696                     54,678

Property and equipment, net                                                    38,939                     40,652
Goodwill                                                                       60,826                     60,476
Other assets                                                                    4,687                      4,664
                                                                          ---------------------------------------
Total assets                                                                 $161,148                   $160,470
                                                                          =======================================

Liabilities and Stockholders' Equity
Current liabilities:
Trade accounts payable                                                     $    5,093                 $    4,696
Accrued expenses                                                               13,043                     13,787
Income taxes payable                                                            1,512                         --
         Notes payable to banks                                                 2,327                      3,281
         Current portion of long-term debt and capital lease obligations        6,379                      6,260
                                                                          ---------------------------------------
Total current liabilities                                                      28,354                     28,024

Long-term debt                                                                 33,180                     37,186
Capital lease obligations                                                          75                         46
Other                                                                           1,017                      1,029
Deferred income taxes                                                           4,443                      4,418

Stockholders' Equity:
Common stock                                                                      186                        186
Additional paid-in capital                                                     86,020                     85,922
Retained earnings                                                              30,762                     27,253
Accumulated comprehensive loss, net                                              (756)                    (1,558)
                                                                          ---------------------------------------
                                                                              116,212                    111,803
Treasury stock, at cost                                                       (22,133)                   (22,036)
                                                                          ---------------------------------------
Total stockholders' equity                                                     94,079                     89,767
                                                                          ---------------------------------------
Total liabilities and stockholders' equity                                 $  161,148                 $  160,470
                                                                          =======================================

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Contact
James Patterson
Chief Financial Officer
Schawk, Inc.
847.827.9494
jpatterson@schawk.com

OR

Kristine Walczak
Dresner Corporate Services
312.726.3600
kwalczak@dresnerco.com


Definitions of Statistics on Page 1
MARKET CAPITALIZATION -- this non-GAAP measure is a measure of the size of the company in relation to other public companies and is defined as the stock price as of the closing of the stock market on May 7, 2003 multiplied by the number of common shares outstanding as of the most recent practical date (April 30, 2003).

EBITDA, AS ADJUSTED / SHARE (TTM) @ 3/31/03 -- this non-GAAP measure is not a measure of operating results, but rather of the company's ability to service debt. It should not be construed as an alternative to either (i) operating income or (ii) cash flows from operating activities. It is defined as operating income plus depreciation and amortization plus restructuring and other charges less gains on the sale of assets.

    Reconciliation of EBITDA* --
                  Operating Income                   24,363
    Plus          Depreciation and Amortization      11,528
    Plus          Restructuring and other             2,631
    Less          Gains on Sale of Assets (Net)        (574)

                  EBITDA                             38,002

    *All numbers Trailing Twelve Months, In Millions

DEBT / CAPITALIZATION -- this non-GAAP measure is a measure of financial strength and liquidity. Debt is defined as all short-term debt, current portion of long-term debt, current portion of capital lease obligations, long-term debt and the long-term portion of capital lease obligations. Capitalization is defined as Debt plus total stockholder's equity.

TRAILING 12 MONTH EPS -- defined as the sum of the last four publicly reported quarterly fully diluted earnings per share amounts.

TRAILING 12 MONTH P/E -- this non-GAAP measure is a measure of the valuation of the company in comparison to other public companies. Trailing 12 month P/E is defined as the current price of the common stock of the company divided by the last twelve months fully diluted earnings per share.

BOOK VALUE PER SHARE -- this non-GAAP measure is a measure of the value of a company in comparison to other public companies. Book value per share is defined as the amount of net

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assets on the balance sheet (total stockholders equity) divided by the total number of shares outstanding.


This presentation may include "forward-looking statements" within the meaning of
Section 21E of the Securities and Exchange Act of 1934, as amended and are subject to the safe harbor created thereby. These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty. Actual results might differ materially from those contained in the forward-looking statements because of factors, such as, among other things, the strength of the global economy in general and specifically market conditions for the consumer products industry, the level of demand for Schawk's services, loss of key management and operational personnel, our ability to implement our growth strategy, the stability of state, federal and foreign tax laws, our ability to identify and exploit industry trends and to exploit technological advances in the imaging industry, the stability of political conditions in Asia and other foreign countries in which we have production capabilities, terrorist attacks, wars and other geopolitical events, as well as other factors detailed in Schawk, Inc.'s filings with the Securities and Exchange Commission.